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                     January 23, 2023

       Elias Farhat
       Chairman of the Board
       LF Capital Acquisition Corp. II
       1909 Woodall Rodgers Freeway, Suite 500
       Dallas, TX 75201

                                                        Re: LF Capital
Acquisition Corp. II
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed January 11,
2023
                                                            File No. 001-41071

       Dear Elias Farhat:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction